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                                                                  EXHIBIT 1



     Information concerning transactions in the shares of Common Stock effected by any members of the Centaur Partners Group during the sixty days prior to the date of the event requiring this filing is filed herewith as Exhibit 1 to this Schedule 13D.


               The following transactions were effected on the New York Stock Exchange, Inc. The price per share excludes brokerage commissions.



                           Date of                       Price
     Name                   Sale        Shares Sold      per share
     ----                   ----        -----------      ---------
 Butler Equities II L.P.  12/31/96        50,000          $1.75
                          12/20/96        50,000          $1.75
                          12/17/96        50,000          $2.06

               In addition to the above, Butler Equities II L.P.
     distributed 1,738,000 shares of Common Stock to the holders of partner interests in Butler Equities II L.P. effective as of December 31, 1996. After such distribution, Butler Equities II L.P. held no shares of Common Stock.




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